Exhibit 4.1

NUMBER UNITS
U-____________

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP G5260A 138

KEYARCH ACQUISITION CORPORATION
UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE, ONE-HALF OF ONE
REDEEMABLE WARRANT AND ONE RIGHT

THIS CERTIFIES THAT	is the owner of	Units.

Each Unit (“Unit”) of Keyarch Acquisition Corporation, Cayman Islands exempt company (the “Company”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Share”), one-half (1/2) of one redeemable warrant (each whole warrant, a “Warrant”) and one (1) right (“Right”). Each whole Warrant entitles the holder to purchase one (1) Ordinary Share (subject to adjustment) for $11.50 per share (subject to adjustment). Only whole warrants are exercisable. Each Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”) and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation. Each Right entitles the holder to receive one-tenth (1/10) of one Ordinary Share upon the Company’s completion of a Business Combination. The Ordinary Shares, Warrants and Rights comprising the Units represented by this certificate are not transferable separately prior to the 90th day following the date of the Company’s registration statement on Form S-1, File No. 333-261500, unless EarlyBirdCapital, Inc. elects to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering and issuing of a press release announcing when separate trading will begin. The terms of the Warrants and Rights are governed by a Warrant Agreement dated as of        ,            , and a Rights Agreement dated as of            ,                , between the Continental Stock Transfer & Trust Company, as Warrant Agent and Right Agent, respectively, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement and the Rights Agreement are on file at the office of the Warrant Agent and Right Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder and Right holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the Cayman Islands.

Witness the facsimile signature of its duly authorized officers.

Chief Financial Officer	Chief Executive Officer

KEYARCH ACQUISITION CORPORATION

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT MIN ACT
Custodian
		(Cust)		(Minor)
TEN ENT — as tenants by the entireties
Under Uniform Gifts to Minors Act
JT TEN — as joint tenants with right of survivorship and not as tenants in common
(State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE):

________ Units represented by the within Certificate, and do hereby irrevocably constitute and appoint ____________________________ Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated: ___________________________

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

The holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering with respect to the Class A ordinary shares underlying this certificate only upon the earliest to occur of: (1) the completion of the Business Combination, and then only in connection with those Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described in the Company's final prospectus, (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company's amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company's obligation to redeem 100% of its public shares if the Company does not complete its Business Combination within 18 months from the closing of its initial public offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, (3) the redemption of the Company's public shares if it is unable to complete its Business Combination within 18 months from the closing of its initial public offering, subject to applicable law and as further described in the Company's final prospectus or (4) if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination, in each case, as more fully described in the Company’s final prospectus dated       , 2022. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.